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                                                                   Exhibit 11.1

                              AU BON PAIN CO., INC.

                         EARNINGS PER SHARE COMPUTATION
                    (in thousands, except per share amounts)

                                         FOR THE FISCAL YEARS ENDED
                                     ----------------------------------
                                     Dec. 31,      Dec. 30,     Dec. 28,
                                      1994          1995         1996
                                     --------      -------      -------

Net income (loss).................   $ 7,841       $(1,614)     $(4,365)

Weighted number of average shares
  outstanding:
    Common stock outstanding,
      beginning of period
        Class B Common.............    1,916         1,732        1,707
        Class A Common.............    9,155         9,828        9,929
    Class B Preferred stock
      outstanding..................        -            20           20
Weighted average common stock
  issued during the period:
    Class A Common.................      341            41           49
Weighted average preferred stock
  issued during the period:
    Class B Preferred..............       15             -            -
Weighted shares issued from
  assumed exercise of options......      197             -            -
                                     -------       -------      -------
Weighted average shares and
  equivalent shares outstanding....   11,624        11,621       11,705
                                     =======       =======      =======

Income (loss) per common and
  common equivalent share..........  $   .67       $  (.14)     $  (.37)
                                     =======       =======      =======


The above schedule represents the calculation of both primary and fully diluted earnings per share.

The effect of shares to be issued upon the conversion of the 1993 Notes would be antidilutive fiscal years ended December 30, 1995 and December 28, 1996. Accordingly, the Company excluded the effect of these shares in computing income per common share for these years.